                                                                    EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER


                                    BETWEEN


                           UTI ENERGY CORP. ("UTI"),


           PDC ACQUISITION COMPANY, A WHOLLY-OWNED SUBSIDIARY OF UTI,


                       PETERSON DRILLING COMPANY ("PDC")


                                      AND


                            THE SHAREHOLDERS OF PDC




                           DATED AS OF APRIL 9, 1998

                               TABLE OF CONTENTS


                                   ARTICLE I
                                  DEFINITIONS

 "Affiliate"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
 "Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
 "Articles of Merger"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
 "Benefit Plan"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
 "Cash Consideration"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 "Certificate"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 "Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 "Closing Date"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 "Code"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 "Constituent Corporations"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 "Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 "Damages"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 "Debt"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 "Debt Obligations"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 "Effective Time"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 "Employment Agreements"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 "Environmental Condition"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 "Environmental Laws"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
 "Environmental Liabilities"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
 "Environmental Permit"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
 "ERISA"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
 "Exhibit"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
 "Extended Representations"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
 "Final Statement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
 "Financial Statements"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
 "Governmental Entity"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
 "Governmental Requirement"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
 "HSR Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
 "Hazardous Material"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
 "Indemnity Claim"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
 "Material Adverse Effect"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
 "Merger"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
 "Net Equity"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
 "Non-Compete Payments"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
 "Ordinary Course of Business"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
 "PBGC"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
 "PDC Common Stock"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
 "Pension Plans"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
 "Person"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
 "Proportionate Share"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
 "Reference Balance Sheet"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
 "Rigs"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

 "Shareholders"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
 "Shareholder Indemnified Parties"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
 "Shareholder Liabilities"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
 "Shareholder Representative"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
 "Shares"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
 "Survival Period"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
 "Surviving Corporation"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
 "Taxes"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
 "Tax Returns"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
 "UTI Indemnified Parties"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
 "UTI Sub"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6


                                                        ARTICLE II
                                                        THE MERGER

 Section 2.1        The Merger; Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
 Section 2.2        Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7


                                                       ARTICLE III
                                     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                                    CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

 Section 3.1        Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (a)        Cancellation of Treasury Stock and UTI-Owned Stock  . . . . . . . . . . . . . . . . . . . . . . .   7
         (b)        Consideration for PDC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (c)        Conversion and Cancellation of PDC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (d)        Conversion of UTI Sub Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
 Section 3.2        Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (a)        Exchange Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (b)        No Further Ownership Rights in PDC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (c)        Lost Share Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
 Section 3.3        Shares of Dissenting Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9


                                                       ARTICLE IV-A
                                          REPRESENTATIONS AND WARRANTIES OF PDC

 Section 4.1        Incorporation; Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
 Section 4.2        Share Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
 Section 4.3        Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
 Section 4.4        Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
 Section 4.5        Liabilities, Debts and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
 Section 4.6        Events Since Balance Sheet Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
 Section 4.7        Directors, Officers and Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
 Section 4.8        Taxes and Governmental Returns and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
 Section 4.9        Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

 Section 4.10       Contracts and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
 Section 4.11       Effect of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
 Section 4.12       Properties, Assets and Leasehold Estates  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
 Section 4.13       Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
 Section 4.14       Suits, Actions and Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
 Section 4.15       Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
 Section 4.16       Licenses and Permits; Compliance with Governmental Requirements . . . . . . . . . . . . . . . . .  21
 Section 4.17       No Untrue Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
 Section 4.18       Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
 Section 4.19       Environmental Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . .  22
 Section 4.20       Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
 Section 4.21       No Affiliate Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
 Section 4.22       PDC Corporate Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23


                                                       ARTICLE IV-B
                                    REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

 Section 4.23       No Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
 Section 4.24       Effect of Agreement on Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
 Section 4.25       Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
 Section 4.26       No Untrue Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
 Section 4.27       Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
 Section 4.28       No Affiliate Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
 Section 4.29       Indebtedness and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
 Section 4.30       Individual Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25


                                                        ARTICLE V
                                    REPRESENTATIONS AND WARRANTIES OF UTI AND UTI SUB

 Section 5.1        Due Incorporation and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
 Section 5.2        Performance of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
 Section 5.3        Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
 Section 5.4        Tax Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26


                                                        ARTICLE VI

                                                 [INTENTIONALLY OMITTED]




                                                       ARTICLE VII
                                        CONDITIONS PRECEDENT TO OBLIGATIONS OF PDC
                                                   AND THE SHAREHOLDERS


 Section 7.1        Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
 Section 7.2        Performance and Obligations of UTI and UTI Sub  . . . . . . . . . . . . . . . . . . . . . . . . .  27
 Section 7.3        Governmental Approvals; Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  27
 Section 7.4        Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
 Section 7.5        Non-Compete Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
 Section 7.6        Stock Option Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                                       ARTICLE VIII
                                  CONDITIONS PRECEDENT TO OBLIGATIONS OF UTI AND UTI SUB

 Section 8.1        Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
 Section 8.2        Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
 Section 8.3        Performance and Obligations of PDC and the Shareholders . . . . . . . . . . . . . . . . . . . . .  28
 Section 8.4        Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
 Section 8.5        Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29


                                                        ARTICLE IX
                                                         CLOSING

 Section 9.1        Place of Closing and Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
 Section 9.2        Closing Deliveries by UTI and UTI Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
 Section 9.3        Closing, Deliveries by PDC and the Shareholders . . . . . . . . . . . . . . . . . . . . . . . . .  30
 Section 9.4        Employment Agreements and Stock Option Agreements . . . . . . . . . . . . . . . . . . . . . . . .  30


                                                        ARTICLE X
                                                       TERMINATION

                                                 [Intentionally Omitted]



                                                        ARTICLE XI
                                           OBLIGATIONS OF PARTIES AFTER CLOSING

 Section 11.1       Post-Closing Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
 Section 11.2       Cooperation Regarding Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
 Section 11.3       Covenant Not to Compete With the Business . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31


                                                       ARTICLE XII
                                            NATURE OF STATEMENTS AND SURVIVAL

 Section 12.1       Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
 Section 12.2       Effect of Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
 Section 12.3       Effect of Investigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
 Section 12.4       Survival of Covenants and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                       ARTICLE XIII
                                                     INDEMNIFICATION

 Section 13.1       General Indemnity by the Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
 Section 13.2       General Indemnity by UTI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
 Section 13.3       Indemnification Basket; Limitation; Effect of Materiality Qualifiers; Pro Rata Obligation . . . .  34
 Section 13.4       Waiver of Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
 Section 13.5       Adjustment for Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
 Section 13.6       Notice of Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
 Section 13.7       Right to Participate in Defense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35


                                                       ARTICLE XIV
                                                         RELEASE

 Section 14.1       Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36


                                                        ARTICLE XV
                                                      MISCELLANEOUS

 Section 15.1       Binding Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
 Section 15.2       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
 Section 15.3       Shareholders Representative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
 Section 15.4       Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
 Section 15.5       Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
 Section 15.7       Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
 Section 15.8       Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
 Section 15.9       Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
 Section 15.10      Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
 Section 15.11      Construction of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
 Section 15.12      References to Articles, Sections and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                          AGREEMENT AND PLAN OF MERGER


                 This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 9, 1998, between UTI Energy Corp., a Delaware corporation ("UTI"),
PDC Acquisition Company, a Texas corporation ("UTI Sub"), Peterson Drilling Company, a Texas corporation ("PDC"), and the shareholders of PDC signatory hereto (collectively, the "Shareholders" and each a "Shareholder");

                              W I T N E S S E T H:

                 WHEREAS, the Boards of Directors of each of UTI and PDC have determined that it is in the best interests of their respective shareholders for UTI Sub to merge with and into PDC (the "Merger") upon the terms and subject to the conditions of this Agreement; and

                 WHEREAS, UTI, UTI Sub, PDC and the Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                 NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         Unless otherwise specifically stated in the text of this Agreement, the following terms shall have the following meanings:

         "Affiliate" shall mean, in relation to any Person (the "First Party"), any other Person (a) that is directly or indirectly controlled by the First Party, or (b) that directly or indirectly controls the First Party, or (c) that is, directly or indirectly, controlled by a Person that also, directly or indirectly, controls the First Party.

         "Agreement" means this Agreement and Plan of Merger between UTI, UTI Sub, PDC and the Shareholders, including all exhibits hereto.

         "Articles of Merger" shall have the meaning ascribed thereto in
Section 2.1.

         "Benefit Plan" shall mean any collective bargaining agreement or any bonus, Pension Plan, Welfare Plan, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical dependent care, cafeteria, employee assistance, scholarship program or other plan, arrangement or understanding (whether or not legally binding) providing benefits.

         "Best knowledge of PDC", "best of PDC's knowledge", "knowledge of PDC" and phrases of similar import, with reference to matters of fact, shall mean the actual knowledge of the officers and directors of PDC.

         "Cash Consideration" means an amount in cash equal to $20.4 million minus the amount of the Escrowed Consideration.

         "Certificate" shall have the meaning ascribed thereto in Section
3.1(c).

         "Closing" has the meaning ascribed thereto in Section 9.1.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of any subsequent federal Tax laws.

         "Constituent Corporations" has the meaning ascribed thereto in Section 2.2(a).

         "Contracts" has the meaning ascribed thereto in Section 4.10.

         "Damages" shall mean any and all liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, reasonable costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, attorneys' fees and expenses and all fees and expenses of consultants and other professionals)).

         "Debt" shall mean (i) the principal amount of all Debt Obligations,
(ii) the carrying value of all capital leases and (iii) all accrued liabilities, including deferred income Taxes, if any.

         "Debt Obligations" shall mean any contract, agreement, indenture, note or other instrument relating to the borrowing of money or any guarantee or other contingent liability in respect of any indebtedness for borrowed money or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business) and shall specifically include any Shareholder loans.

         "Effective Time" has the meaning ascribed thereto in Section 2.1.

         "Employment Agreements" shall have the meaning assigned thereto in
Section 7.4.

         "Environmental Condition" means any pollution, contamination, degradation, damage or injury caused by, related to or arising from the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Hazardous Materials.

         "Environmental Laws" shall mean all federal, state, provincial or municipal laws, rules, regulations, statutes, ordinances, or orders of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water, or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) exposure to hazardous, toxic or other substances alleged to be harmful.

         "Environmental Liabilities" shall mean any and all Damages (including remediation, removal, response, abatement, clean-up, investigative and/or monitoring costs and any other related costs and expenses) incurred or imposed
(a) pursuant to any agreement, order, notice, requirement, responsibility or directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of, in connection with or under Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or other third Person or entity for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such entity or person pursuant to common law or statute and arising out of or in connection with a release, as such term is defined in Environmental Laws, of Hazardous Materials.

         "Environmental Permit" shall mean any permit, license, approval, registration, identification number or other authorization with respect to PDC under any applicable law, regulation or other requirement of the United States or of any state, province, municipality or other subdivision thereof relating to the control of any pollutant or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants or hazardous or toxic materials or wastes.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Escrowed Consideration" shall mean $1.0 million.

         "Exhibit" shall refer to the Exhibits to this Agreement, unless otherwise stated, and an Exhibit may be attached to the Agreement or set forth in a separate document denoted as an Exhibit to this Agreement.

         "Extended Representations" shall mean the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4(last sentence), 4.8, 4.9, 4.11, 4.12, 4.20, 4.22, 4.23, 4.24, 4.25, 4.27, 4.30, 5.1, 5.2, 5.3 and 5.4.

         "Final Statement" has the meaning ascribed thereto in Section 3.4.

         "Financial Statements" has the meaning ascribed thereto in Section
4.4.

         "Governmental Entity" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted and existing.

         "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Entity, but excluding Environmental Laws.

         "HSR Act" means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

         "Hazardous Material" shall mean (a) any petroleum or petroleum products, (b) radioactive materials, urea formaldehyde, asbestos and PCBs and
(c) any other chemical, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

         "Indemnity Claim" has the meaning ascribed thereto in Section 13.6.

         "Indemnity Escrow" has the meaning ascribed thereto in Section 13.3.

         "Indemnity Escrow Agreement" has the meaning ascribed thereto in
Section 13.3.

         "Material Adverse Effect" shall mean a single event, occurrence or fact that (together with all other events, occurrences and facts that could reasonably be expected to result in a loss) would have, or might reasonably be expected to have, a material adverse effect on the assets, business, operations, prospects or financial condition of the relevant party, or that would constitute a criminal violation of law involving a felony or indictable offense.

         "Merger" has the meaning ascribed thereto in the recitals to this Agreement.

         "Net Equity" means the total assets less the total liabilities of PDC calculated in accordance with the historical accounting methods of PDC, subject to the special rules of construction contained in Section 3.4(c).

         "Non-Compete Payments" shall have the meaning assigned thereto in
Section 7.5.

         "Ordinary Course of Business" shall mean the operation of business in the ordinary course consistent with past practices.

         "PBGC" has the meaning ascribed thereto in Section 4.9.

         "PDC Common Stock" shall have the meaning ascribed thereto in Section 3.1.

         "Pension Plans" has the meaning ascribed thereto in Section 4.9.

         "Person" shall mean any natural person, any Governmental Entity and any entity the separate existence of which is recognized by any Governmental Entity or Governmental Requirement, including, but not limited to, corporations, partnerships, limited liabilities companies, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

         "Proportionate Share" in respect of any Shareholder shall mean a fraction, the numerator of which shall be the total number of shares of PDC Common Stock held by such Shareholder immediately prior to the Merger and the denominator of which is the total number of issued and outstanding shares of PDC Common Stock immediately prior to the Merger.

         "Reference Balance Sheet" has the meaning ascribed thereto in Section 4.4.

         "Rigs" shall mean the equipment described on Schedule 3 which constitutes eight land drilling rigs and the parts and equipment relating thereto.

         "Shareholders" has the meaning ascribed in the opening paragraph of this Agreement.

         "Shareholder Indemnified Parties" has the meaning ascribed thereto in
Section 13.2.

         "Shareholder Liabilities" shall mean (A) all obligations of PDC (including indemnification and other contingent obligations), except to the extent such obligations are accrued for on the Final Statement or were incurred in the Ordinary Course of Business of PDC and are not required to be accrued on the Final Statement under the historical accounting rules of PDC, relating to
(i) acts, events or omissions occurring, or circumstances relating to PDC or its business or assets existing at or prior to the Closing, (ii) goods or services provided to or for the benefit of PDC or any of its Affiliates at or prior to the Closing, (iii) goods or services provided by or on behalf of PDC or any of its Affiliates at or prior to the Closing or (iv) any obligation relating to the conduct of the business of PDC, the ownership or operation of the assets of PDC or any benefit realized by PDC at or prior to the Closing and
(B) all obligations of PDC (including indemnification and other contingent obligations), except to the extent such obligations are accrued for on the Final Statement, relating to (i) any pending or threatened litigation or claims made or threatened at or prior to the Closing, (ii) contracts, agreements and other commitments that were required to be scheduled in the Disclosure Schedules and were not scheduled, (iii) any Taxes of PDC for any period ending on or before the Closing Date to the extent such Taxes have not been fully accrued as current liabilities on the Balance Sheet, and (iv) any obligations to the employees of PDC arising prior to or as a result of the Closing under any contracts, agreements, arrangements or understandings with such employees entered into or existing at or prior to the Closing and all other obligations with such employees entered into or existing at or prior to the Closing and all other obligations of PDC with respect to its or its Affiliates' employees arising at or prior to the Closing.

         "Shareholder Representative" shall mean Ray Peterson.

         "Shares" shall mean all of the issued and outstanding shares of capital stock of PDC.

         "Survival Period" has the meaning ascribed thereto in Section 12.1.

         "Surviving Corporation" has the meaning ascribed thereto in Section
2.2.

         "Taxes" shall mean all federal, state, local, foreign and other taxes assessments or duties, including, but not limited to, all income, gross receipts, ad valorem, sales, use, franchise, transfer, profits, value added, withholding, payroll, employment, excise, estimated severance, property, windfall profits and other taxes, assessments or duties of any kind whatsoever, imposed or collected by any Governmental Entity or pursuant to any Governmental Requirement, together with any interest, penalty, addition to tax, fine or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing items.

         "Tax Returns" shall mean all returns (including information returns), declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes, whether or not based in whole or in part on net income (including, but not limited to, the Texas franchise tax), and the term "Tax Return" shall mean any one of the foregoing Tax Returns.

         "TBCA" means the Texas Business Corporation Act.

         "UTI Indemnified Parties" has the meaning ascribed thereto in Section 13.1.

         "UTI Sub" has the meaning ascribed thereto in the opening paragraph of this Agreement.


                                   ARTICLE II
                                   THE MERGER

         Section 2.1 The Merger; Effective Time of the Merger. Upon the terms and conditions of this Agreement and in accordance with the TBCA, UTI Sub shall be merged with and into PDC at the Effective Time. The Merger shall become effective immediately when articles of merger (the "Articles of Merger"), prepared and executed in accordance with the relevant provisions of the TBCA, are filed with the Secretary of State of the State of Texas or, if agreed to by the parties, at such time thereafter as is provided in the Articles of Merger (the "Effective Time"). The filing of the Articles of Merger shall be made as soon as practicable after the Closing.

         Section 2.2      Effects of the Merger.

                 (a) At the Effective Time: (i) UTI Sub shall be merged with and into PDC, the separate existence of UTI Sub shall cease and PDC shall continue as the surviving corporation (UTI Sub and PDC are sometimes referred to herein as the "Constituent Corporations" and PDC is sometimes referred to herein as the "Surviving Corporation"); (ii) the Articles of Incorporation of PDC shall be the Articles of Incorporation of the Surviving Corporation, and
(iii) the Bylaws of UTI Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

                 (b) The directors and officers of UTI Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                 (c) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.


                                  ARTICLE III
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, $1.00 par value, of PDC ("PDC Common Stock") or capital stock, $.01 par value, of UTI Sub ("UTI Sub Common Stock"):

                 (a) Cancellation of Treasury Stock and UTI-Owned Stock. Each share of PDC Common Stock, and all other shares of capital stock of PDC, that are owned by PDC as treasury stock shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

                 (b) Consideration for PDC Common Stock. Subject to the provisions of Section 3.1(c), each share of PDC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(a)) shall be converted into the right to receive (i) a Proportionate Share of the Cash Consideration from UTI and (ii) a Proportionate Share of the remaining amount of the Escrowed Consideration, if any, in accordance with Article XIII.

                 (c) Conversion and Cancellation of PDC Common Stock. All shares of PDC Common Stock, when converted as provided in Section 3.1(b), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive such holder's Proportionate Share of the Cash Consideration upon the surrender of such Certificate in accordance with Section 3.2, without interest, and the right to receive such holder's Proportionate Share of the post-closing adjustment in accordance with Section 3.4.

                 (d) Conversion of UTI Sub Common Stock. Each outstanding share of UTI Sub Common Stock shall be converted into and become one fully paid and nonassessable share of Common Stock, $1.00 par value, of the Surviving Corporation.

         Section 3.2      Exchange of Certificates.

                 (a) Exchange Procedure. Upon surrender of a Certificate for cancellation to UTI, together with any other documents reasonably required by UTI in order to effect the exchange described in this paragraph, the holder of such Certificate shall be entitled to receive in exchange therefor (i) the Cash Consideration that such holder has the right to receive pursuant to the provisions of Section 3.1 from UTI and (ii) a Proportionate Share of the remaining amount of the Escrowed Consideration, if any, in accordance with
Article XIII, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only (i) the right to receive upon such surrender that portion of the Cash Consideration as contemplated by Section 3.1 from UTI and (ii) a Proportionate Share of the remaining amount of the Escrowed Consideration, if any, in accordance with
Article XIII.

                 (b) No Further Ownership Rights in PDC Common Stock. The cash to be paid upon the surrender for exchange of shares of PDC Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of PDC Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of PDC Common Stock that were outstanding immediately prior to the Effective Time.
If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

                 (c) Lost Share Certificates. If a holder shall have lost or had destroyed such holder's Certificate, such holder will be entitled to receive the Cash Consideration and other payments provided for hereunder (including a Proportionate share of the remaining amount of the Escrowed Consideration, if any, in accordance with Article XIII), subject to such holder providing UTI with a lost certificate affidavit and indemnification acceptable to UTI.

         Section 3.3 Shares of Dissenting Shareholders. Each Shareholder hereby waives any and all rights to dissent or appraisal with respect to the Merger.

Section 3.4      Post-Closing Adjustment.

                 (a) Within 60 calendar days after the Closing Date, UTI, in cooperation with William L. Pendleton, shall prepare and deliver to the Shareholders Representative a statement reflecting the calculation of the Net Equity as of the Closing Date (the "Final Statement"). In the event the Net Equity is less than $5,050,000, UTI shall provide the Shareholders Representative with access to copies of all work papers and other relevant documents to verify the entries contained in the Final Statement. The Final Statement shall be prepared in accordance with the historical accounting policies of PDC. The Shareholders Representative shall have a period of 15 calendar days after delivery to him of the Final Statement to review it and make any objections that the Shareholders may have in writing to UTI. If written objections to the Final Statement are delivered to UTI within such 15-day period, then UTI and the Shareholders Representative shall attempt to resolve the matter or matters in dispute. If no written objections are made within the time period provided above, the Shareholders shall pay to UTI their Proportionate Share of the amount, if any, by which the Net Equity on the Final Statement is less than $5,050,000, in each case within five calendar days after the end of such 15-day period. All payments required to be made pursuant to this Section 3.4 shall be paid in immediately available funds by cashier's check payable to UTI or wire transfer to a bank account or accounts to be designated by UTI.

                 (b) If disputes with respect to the Final Statement cannot be resolved by UTI and the Shareholders Representative within 15 calendar days after the delivery of the objections to the Final Statement, then any party with notice to the other parties may submit matters in dispute to Arthur Andersen LLP or such other nationally recognized independent accounting firm as may be approved by UTI and the Shareholders Representative, which firm shall render its opinion as to such matters. Based on such opinion, such accounting firm will then send to UTI and the Shareholders Representative its determination on the specific matters in dispute, which determination shall be final and binding on the parties hereto. Within five calendar days after delivery of such opinion to UTI and the Shareholders Representative, the Shareholders shall pay to UTI their Proportionate Share of the amount, if any, by which the Net Equity on the Final Statement is less than $5,050,000. The fees and other costs charged by each party's own independent accounting firm, if any, shall be borne by such party and the fees and other costs charged by Arthur Andersen LLP in connection with resolving any dispute pursuant to this Section 3.4(b) shall be borne by UTI, on the one hand, and the Shareholders, on the other hand, equally. All payments required to be made pursuant to this Section 3.4(b) shall be paid in immediately available funds by cashier's check to UTI or wire transfer to a bank account or accounts to be designated by UTI.

                 (c)      For purposes of determining the Net Equity under this
Section 3.4, the following shall, without duplication, be applied:

                          (i) write-ups of inventory and other equipment and assets during the period beginning on the day following the Balance Sheet Date and ending on the Closing Date (the "Adjustment Period") shall be excluded from the calculation of Net Equity as of the Closing Date;

                          (ii) all fees of all law firms and accountants providing services for PDC, the Shareholders and any Affiliates of PDC or the Shareholders shall be accrued for and included in the calculation of Net Equity as of the Closing Date;

                          (iii) all Taxes payable as a result of transactions effected by PDC on or prior to the Closing, including as a result of the Merger, shall be fully accrued for purposes of calculating Net Equity as of the Closing Date to the extent such Taxes would be payable by PDC; and

                          (iv) the full amount of all Debt as of the Closing shall be reflected in the calculation of Net Equity.

                 (d) Except for normal expense account advances described in Section 3.4(d) of the Disclosure Schedule, the Shareholders shall cause all accounts receivable and other amounts owed to PDC from related parties to be paid in full prior to the Closing.


                                  ARTICLE IV-A
                     REPRESENTATIONS AND WARRANTIES OF PDC

         PDC represents and warrants to UTI pursuant to Sections 4.1 through
4.22 that:

         Section 4.1 Incorporation; Authority. PDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly authorized, qualified and licensed under all applicable Governmental Requirements to carry on its business in the places and in the manner as now conducted. Section 4.1 of the Disclosure Schedule sets forth a complete list of all jurisdictions in which PDC owns or leases properties, has employees or conducts business, and a complete list of all jurisdictions in which PDC is qualified as a foreign corporation. PDC is duly qualified or licensed to do business and in good standing as a foreign corporation in every jurisdiction (which jurisdictions are listed in Section 4.1 of the Disclosure

Schedule) in which the conduct of its business or the ownership or leasing of its assets require it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on PDC. PDC has the corporate power and authority to carry on its business as it is now being conducted and to own and operate its assets, properties and business.
The copies of the Articles of Incorporation of PDC and all amendments thereto to date (certified by the Secretary of the State of Texas) and of the bylaws of PDC as amended to date (certified by its Secretary), each of which are included in Section 4.1 of the Disclosure Schedule, are true, complete and correct.

         Section 4.2 Share Capital. The authorized capital stock of PDC consists of 1,000,000 shares of common stock, $1.00 par value, of which 623,815 shares are issued and 623,815 shares are outstanding as of the date of this Agreement and 623,815 shares will be outstanding as of the Closing Date. All of such issued and outstanding shares are validly issued and outstanding, fully paid and nonassessable or will be validly issued, fully paid and nonassessable on the Closing Date. Except as set forth in Section 4.2 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, commitments, obligations or agreements relating to any of the authorized or outstanding capital stock of PDC. The Shareholders are the record owners of all of the Shares and such ownership is set forth in Section 4.2 of the Disclosure Schedule 4.2 hereto.

         Section 4.3 Subsidiaries. PDC does not, directly or indirectly, own or control any capital stock, equity interest, or have any proprietary interest in, any Person, nor does it directly or indirectly control the management of any Person, nor does it have any obligation to acquire any such interest in the future, and, except as set forth in Section 4.3 of the Disclosure Schedule, PDC has not, since its inception, directly or indirectly owned or controlled any capital stock, equity interest, or had any proprietary interest in, any Person, nor has it directly or indirectly controlled the management of any Person.

         Section 4.4 Financial Statements. PDC has delivered to UTI copies of the PDC February 28, 1998, balance sheet (the "Reference Balance Sheet"), and income statement for the two-month period ended on such date (the "Balance Sheet Date"), copies of which are included in Section 4.4 of the Disclosure Schedule (the "Financial Statements"). Each of the Financial Statements represents the most recent financial statements prepared by PDC and has been prepared in conformity with PDC's historical accounting procedures and fairly presents in all material respects (subject, in the case of the unaudited statements, to the absence of footnotes and to normal, recurring year-end adjustments, which are not, and will not be, individually or in the aggregate, material to the financial condition or results of operations of PDC) the financial condition and results of operations of PDC, as of the date thereof and for the period indicated. Each of the Financial Statements is complete, correct and in accordance with the books of account and records of PDC in all material respects. The total assets of PDC are less than $10 million.

         Section 4.5 Liabilities, Debts and Obligations. PDC has no liabilities, debts or obligations of any nature whatsoever, whether due or to become due, and whether accrued, absolute, contingent or otherwise, that are not disclosed on the Reference Balance Sheet or in this Agreement or the Disclosure Schedule, except for (a) liabilities incurred in the Ordinary Course of Business subsequent to the Balance Sheet Date and (b) obligations under contracts and commitments entered into in the Ordinary Course of Business and not required under GAAP to be reflected on the Reference Balance Sheet (including required footnotes), which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of PDC.

         Section 4.6 Events Since Balance Sheet Date. Since the Balance Sheet Date there has not been, except as disclosed fully and correctly in
Section 4.6 of the Disclosure Schedule:

                 (a) any change in the condition (financial or otherwise) or in the properties, assets, liabilities, business or prospects of PDC, except changes in the Ordinary Course of Business that individually and in the aggregate have not had a Material Adverse Effect on PDC;

                 (b) any declaration, setting aside, or payment of any dividend or other distribution on or in respect of the capital stock of PDC, or any direct or indirect redemption, purchase or other acquisition of any of such stock or any issuance of any shares of such stock or any granting or entering into of any option or commitment relating to any of such stock;

                 (c) any increase in the compensation or rate of compensation or commissions payable or to become payable by PDC to any of its directors, officers, employees or consultants, or any hiring of any employee by PDC who is entitled to compensation, or any payment or accrual of any bonus, profit-sharing or other extraordinary compensation to any director, officer, employee or consultant, or any change in any then existing bonus, profit-sharing, pension, retirement or other similar plan, agreement or arrangement or any adoption of or entering into of any new bonus, profit-sharing, pension, stock option, retirement, group life or health insurance or other similar plan, agreement or arrangement;

                 (d) any change in the accounting methods or practices followed by PDC, including, but not limited to, the method for accounting for contract revenues and expenses, or any change in depreciation or amortization policies or rates heretofore adopted by it;

                 (e) any sale, lease, abandonment or other disposition by PDC of any interest in real property or of any machinery, equipment or other asset, except for any sales, leases, abandonments or other dispositions in the Ordinary Course of Business not exceeding $25,000 individually or $50,000 in the aggregate;

                 (f) any labor trouble, strike or any other occurrence, event or condition affecting the employees of PDC that has had or is reasonably expected to have a Material Adverse Effect on PDC;

                 (g) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the assets or the business of PDC, except for damages, destruction or loss that reasonably would be expected to occur in the Ordinary Course of Business not exceeding $50,000, individually or in the aggregate;

                 (h) any transaction entered into or engaged in by PDC other than transactions in the Ordinary Course of Business of PDC;

                 (i) any waiver by PDC of a valuable right or of a material debt owed to it, or any satisfaction or discharge of any encumbrance or payment of any obligation by PDC except in the Ordinary Course of Business of PDC; or

                 (j) any transaction between PDC and any Shareholder or any Affiliate of a Shareholder or any family member of a Shareholder or Affiliate of such family member.

         Section 4.7 Directors, Officers and Employees. PDC has provided to UTI a true and complete list of the names of and current annual compensation paid by PDC to each director, officer and employee of PDC. Except as previously disclosed to UTI, with respect to each employee of PDC hired after December 15, 1987, PDC maintains in its files a fully completed Form I-9 pursuant to the Immigration Reform and Control Act of 1986, and the rules and regulations promulgated thereunder. To the best of PDC's knowledge, no officer or key employee of PDC is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with PDC, or any other party. To the best of PDC's knowledge, no employee of PDC has received notice from a former employer claiming such employee to be in breach of any such employment contract, patent disclosure agreement or other contract or agreement. PDC does not have any collective bargaining agreements covering any of its employees. PDC is not aware that any officer or key employee of PDC, or that any group of those Persons, intends to terminate their employment with PDC. The employment of each officer and employee of PDC is terminable at the will of PDC.

         Section 4.8 Taxes and Governmental Returns and Reports. Except as set forth in Section 4.8 of the Disclosure Schedule:

                 (a) All Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date for, by, on behalf of or with respect to PDC, including, but not limited to, those relating to the income, business, operations or property of PDC and those which include or should include PDC (whether on a separate, consolidated, affiliated, combined, unitary or any other basis), have been or will be timely filed with the appropriate foreign, federal, provincial, state and local authorities on or before the Closing Date in accordance with applicable tax laws, and all Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been (and as to all Taxes shown as due and payable on such Tax Returns filed as of the Closing Date, will be) paid in full in accordance with applicable laws or fully reserved against in the Final Statement;

                 (b) all such Tax Returns and the information and data contained therein have been properly and accurately compiled and completed in all material respects, fairly present the information purported to be shown therein, and reflect all liabilities for Taxes for the periods covered by such Tax Returns;

                 (c) none of such Tax Returns are under audit or, to the knowledge of PDC, examination by any foreign, federal, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against PDC or with respect to any such Tax Return, or any suits or other actions, proceedings, investigations or claims now pending or, to the knowledge of PDC, threatened against PDC with respect to any Tax, or any matters under discussion between PDC and any foreign, federal, provincial, state or local authority relating to any Tax, or any claims for any additional Tax asserted by any such authority;

                 (d) all Taxes assessed and due and owing from or against PDC on or before the Closing Date (including, but not limited to, ad valorem Taxes relating to any property of PDC) have been timely paid in full on or before the Closing Date or fully reserved against in the Final Statement;

                 (e) all withholding Tax and Tax deposit requirements imposed on PDC for any and all periods ending on or before the Closing Date, or through and including the Closing Date for periods that have not ended on or before the Closing Date, have been timely satisfied in full on or before the Closing Date;

                 (f) the Financial Statements reflect and include adequate charges, accruals, reserves and provisions for the payment in full of any and all Taxes payable by PDC with respect to any and all periods ending on or before the date thereof;

                 (g) there is no basis known to PDC for any reassessment of Tax and there have been no special assessments on any assets of PDC;

                 (h) the charges, accruals and reserves for Taxes with respect to PDC for any period ending on or before the Closing Date (including any such period for which no Tax Return has yet been filed) reflected on the books of PDC (excluding any provision for deferred income Taxes) are adequate to cover such Taxes;

                 (i) neither PDC nor any other Person on behalf of PDC, has entered into nor will it enter into any agreement or consent pursuant to
Section 341(f) of the Code;

                 (j) there are no liens for Taxes upon the assets of PDC except liens for current property Taxes not yet due and payable;

                 (k) PDC is not delinquent in the payment of any Tax and has not requested any extension of time within which to file any Tax Return which has not been filed;

                 (l) there are no requests or determinations in respect of any Tax matter relating to PDC pending before or with any Governmental Authority;

                 (m) all Tax Returns filed with respect to the Tax years of PDC through the Tax year ended December 31, 1990, have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired;

                 (n)      PDC has not:

                          (i)     been a member of any affiliated,
         consolidated, combined, or unitary group, or

                          (ii) participated in any arrangement whereby any income, revenues, receipts, gain, loss, deduction or credit of PDC was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, deduction, credit, or liability of any other Person (other than PDC).

                 (o) PDC is not a party to any Tax allocation or Tax sharing agreement;

                 (p) PDC has not issued or entered into any restricted stock, deferred compensation or profit- sharing plans, call options, warrants or similar instruments with respect to its stock, stock appreciation rights, convertible debt instruments, stock-based employee incentive plans, or other similar instruments, obligations or arrangements,

                 (q) PDC has not issued or entered into any indebtedness other than indebtedness which constitutes "straight debt" within the meaning of section 1361(c)(5) of the Code and Treas. Reg. Section  1.1361-1(l)(5),

                 (r) neither PDC nor any Person who has been the record or beneficial owner of any Shares (or any interest therein) has entered into any binding agreements relating to rights to distributions or liquidation proceeds in respect of the Shares, or any other agreement with respect to the Shares, including, but not limited to, buy-sell agreements, agreements restricting the transferability of Shares, or redemption agreements,

                 (s) PDC has not acquired the assets of any other corporation in a transaction described in section 381(a) of the Code, and

                 (t) Section 4.8 of the Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by PDC.

         Section 4.9       Employee Benefit Plans.

                 (a) Section 4.9 of the Disclosure Schedule contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA)

(sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "Welfare Plans") and all other Benefit Plans maintained, or contributed to, by PDC for the benefit of any present or former officers or employees of PDC. PDC has delivered to UTI true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent three annual reports on Form 5500 filed with the IRS with respect to each Benefit Plan, (if any such report was required), (iii) the most recent IRS determination letter and all rulings or determinations requested subsequent to the date of that letter, (iv) the most recent actuarial report for each Benefit Plan for which an actuarial report is required, (v) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and each summary of material modifications prepared after the last summary plan description, (vi) each trust agreement and group annuity contract relating to any Benefit Plan and (vii) all material correspondence for the last three years with the IRS or Department of Labor relating to plan qualification, filing of required forms, or pending, contemplated or announced plan audits.

                 (b) Except as set forth in Section 4.9 of the Disclosure Schedule, all Pension Plans have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. To the best of PDC's knowledge, no event has occurred which could subject any Pension Plan to disqualification by the Internal Revenue Service under the Code. PDC has paid all premiums (including any applicable interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation ("PBGC") with respect to each Pension Plan for which premiums are required. No Pension Plan maintained by PDC has been terminated under circumstances which would result in liability to the PBGC.

                 (c) Each Benefit Plan which has been or is sponsored, participated in or contributed to by PDC: (i) is in compliance in all material respects with all requirements of ERISA, (ii) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to PDC which may subject PDC to the payment of any penalty, interest, tax or other obligation, and (iii) is in compliance with the terms of the Benefit Plan and the Code.

                 (d) Except as set forth in Section 4.9 of the Disclosure Schedule, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, or severance benefit or other similar provision in any Benefit Plan.

                 (e) PDC does not provide employee post-retirement medical or health coverage or contribute to or maintain any employee welfare benefit plan which provides for health benefit coverage following termination of employment except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

                 (f) No Pension Plan that PDC maintains, or to which PDC is obligated to contribute, had, as of the respective annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA). None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. To the best of PDC's knowledge, none of PDC, any officer of PDC or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject PDC or any officer of PDC to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i)(1) of ERISA. Neither any of such Benefit Plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived and PDC is not aware of any other reportable events with respect thereto during the last five years. PDC has never been a party to or contributed to a "multiemployer pension plan" (as such term is defined in Section 4001(a)(3) of ERISA).

                 (g) With respect to any Benefit Plan that is a Welfare Plan, (i) no such Benefit Plan includes a welfare benefits fund, as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code and
(iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to PDC on or at any time after the Closing.

                 (h) Neither PDC, nor, to the knowledge of PDC, the Shareholders, nor any member of a controlled group or affiliated service group as defined in Sections 414(b), (c), (m) and (o) of the Code of which PDC or the Shareholders is a member has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA which remains unpaid. The execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to, or trigger, any liability under ERISA to PDC. PDC, and each Benefit Plan maintained by PDC has complied with all the requirements of such Benefit Plan, ERISA, and the Code.

         Section 4.10 Contracts and Agreements. Section 4.10 of the Disclosure Schedule sets forth a true and complete list of all of the following contracts, agreements, leases, licenses, plans, arrangements or commitments, written or oral, to the extent there exists any continuing obligation of PDC thereunder, any unperformed obligations on behalf of any other party thereto, or any of the assets or properties of PDC is in any way bound or obligated (including all amendments, supplements and modifications thereto):

                 (a) all contracts, agreements or commitments in an amount in excess of $15,000 in the aggregate, including, but not limited to, drilling contracts (identifying each contract that is a turn-key contract), all subcontracts and contracts in respect of the provision of services or the purchase of raw materials, supplies or other products or utilities, except those entered into in the Ordinary Course of Business involving payments or receipts by PDC of less than $15,000;

                 (b) all outstanding offers, tenders, bids or the like outstanding and capable of being converted into an obligation of PDC in an amount in excess of $15,000 in the aggregate by an acceptance or other act of some other Person, including bids to provide turn-key drilling services;

                 (c)       all master supply and service contracts;

                 (d) all collective bargaining agreements, union agreements, employment agreements, consulting agreements or agreements providing for the services of an independent contractor;

                 (e) all profit-sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments of any nature whatsoever and all agreements with any present or former officer, director or stockholder of PDC;

                 (f) all leases and all other contracts, agreements or legally enforceable commitments relating to or affecting real property or any interest therein;

                 (g)       all Debt Obligations;

                 (h) all contracts, agreements, arrangements or legally enforceable commitments relating to the issuance of capital stock, bonds or other securities of PDC;

                 (i) all contracts, agreements, arrangements or legally enforceable commitments relating to the acquisition by PDC of any of its assets having a value in excess of $15,000 in the aggregate;

                 (j) all performance bonds, bid bonds, surety bonds and the like, all contracts and bids covered by such bonds, and all letters of credit and guaranties;

                 (k) all consent decrees and other judgments, decrees or orders, settlement agreements and agreements relating to competitive activities, requiring or prohibiting any future action;

                 (l) all accounts, notes and other receivables (other than customer account receivables generated in the Ordinary Course of Business), and all security therefor, and all documents and agreements related thereto;

                 (m) all contracts, agreements, arrangements or legally enforceable commitments of any nature with the Shareholders or any Affiliate of the Shareholders or any family member of a Shareholder or Affiliate of such family member;

                 (n) all licenses of intellectual property to or from PDC;

                 (o) all contracts, agreements, arrangements, or legally enforceable commitments that cannot be canceled by PDC by notice of 60 days or less or without penalty involving amounts in excess of $25,000 in the aggregate or that would restrict the operations of PDC or affiliates thereof after the Closing; and

                 (p) all contracts, agreements, arrangements or legally enforceable commitments that are material to PDC or the operation of any of its businesses.

All of such contracts, agreements, leases, licenses, plans, arrangements and commitments and all other such items binding on PDC or its assets not specifically described above (collectively, the "Contracts") are valid, binding and in full force and effect in accordance with their terms and conditions, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity, there is no existing default thereunder or breach thereof by PDC, or, to the best of PDC's knowledge, by any other party to the Contracts, or any conditions that, with the passage of time or the giving of notice or both, might constitute such a default by PDC, or, to the best of PDC's knowledge, by any other party to the Contracts, and the Contracts will not be breached by or give any other party a right of termination as a result of the transactions contemplated by this Agreement. Copies of all of the documents (or in the case of oral commitments, descriptions of the material terms thereof) relevant to the Contracts listed on
Section 4.10 of the Disclosure Schedule have been delivered by PDC to UTI, or made available for review, and such copies and descriptions are true and accurate and include all amendments, supplements or modifications to the Contracts.

         Section 4.11      Effect of Agreement.  Except as set forth on Section
4.11 of the Disclosure Schedule, the execution and delivery of this Agreement by PDC and the consummation of the Merger and the transactions contemplated hereby will not (i) result in any breach of any of the terms or conditions of the Articles of Incorporation or bylaws of PDC; (ii) result in any violation of any Governmental Requirement applicable to PDC; (iii) cause PDC to lose the benefit of any material right or privilege it presently enjoys or, to the best of PDC's knowledge, cause any Person who normally does business with PDC not to continue to do so on the same basis as before; (iv) relieve any Person of any obligation to PDC (whether contractual or otherwise) or enable any other Person to terminate any such obligation or any right or benefit enjoyed by PDC or to exercise any right under any agreement, including any Contract, with or otherwise in respect of PDC or the assets or business of PDC; or (v) require notice to or the consent, authorization, approval or order of any Person.

         Section 4.12 Properties, Assets and Leasehold Estates. PDC owns or has the right to use (pursuant to a valid lease or license disclosed on Section 4.12 of the

Disclosure Schedule) all property, real or personal, tangible or intangible,
(i) reflected on the Reference Balance Sheet (other than items sold by PDC since the Balance Sheet Date in the Ordinary Course of Business for which the proceeds from such sales did not exceed $25,000 individually or $50,000 in the aggregate) or (ii) utilized in or necessary for the operation of its business.
Section 4.12 of the Disclosure Schedule sets forth a true and complete list of all such property as of the date hereof (with all property that is leased or licensed being designated as such). PDC has good and marketable title to all the properties, interests in properties, assets and leasehold estates, real and personal, set forth in Section 4.12 of the Disclosure Schedule owned by PDC, free and clear of all mortgages, liens, pledges, conditional sales agreements, charges, easements, covenants, assessments, restrictions and encumbrances of any nature whatsoever ("Encumbrances"), other than Encumbrances (i) that are liens for Taxes not yet due and payable and that are not filed of record as of the Closing Date, (ii) that are statutory liens securing amounts not yet due and payable and that are not filed of record as of the Closing Date, or (iii) that do not relate to obligations exceeding $25,000, individually or in the aggregate, and no Person has ever challenged or given PDC notice of its intent to challenge PDC's title or rights to the properties, assets and leasehold estates listed in Section 4.12 of the Disclosure Schedule or otherwise utilized in or necessary for the operation of PDC's business. All leases of property under which PDC purports to be a lessee are valid, binding and in full force and effect. All structures, equipment and other properties of PDC and the present use of such items conform in all material respects to all Governmental Requirements, and no notice of any violation of any such Governmental Requirements relating to such assets or their use has been received by PDC.
PDC has all easements, rights of ingress and egress, and utilities and services necessary for all operations conducted by it. Neither the whole nor any portion of any real property owned or occupied by PDC has been condemned or otherwise taken by any public authority, nor, to the best of PDC's knowledge, is any such condemnation or taking threatened or planned.

         NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, NEITHER PDC NOR ANY SHAREHOLDER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION, FITNESS FOR A PARTICULAR PURPOSE, QUANTITY, QUALITY OR USEFULNESS OF ANY TANGIBLE PROPERTY OF PDC, NOTWITHSTANDING ANY OTHER IMPLIED PROVISION OF THIS AGREEMENT OR THE LAW. UTI AND UTI SUB HAVE MADE AND ARE RELYING SOLELY ON THEIR OWN INDEPENDENT INSPECTION AND EXAMINATION OF SUCH PROPERTY. NEITHER UTI NOR UTI SUB IS RELYING ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, BY PDC OR A SHAREHOLDER AS TO THE QUALITY OF ANY OF SUCH PROPERTY, ITS CONDITION, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, AND THE SAME IS ACCEPTED AS IS, WHERE IS, WITH ALL DEFECTS AND REDHIBITORY VICES, KNOWN OR UNKNOWN, APPARENT OR HIDDEN.

         Section 4.13 Bank Accounts. Section 4.13 of the Disclosure Schedule sets forth a true and complete list of all bank or financial accounts and safe deposit boxes of PDC and of the credit and debit balances of such bank and financial accounts as of the most recent practicable date.

         Section 4.14      Suits, Actions and Claims.  Except as set forth in
Section 4.14 of the Disclosure Schedule, (i) there are no suits, actions, claims, inquiries, investigations or legal, administrative or arbitration proceedings involving PDC or in which PDC is engaged or that are pending or, to the best of PDC's knowledge, threatened against or affecting PDC or any of its properties, assets or business, or that question the validity or legality of the transactions contemplated hereby, (ii) to the best knowledge of PDC, no basis or grounds for any such suit, action, claim, inquiry, investigation or proceeding exists, and (iii) there is no outstanding order, writ, injunction or decree of any Governmental Entity against or affecting PDC or any of its properties, assets or business. Section 4.14 of the Disclosure Schedule sets forth all claims, including the status thereof, over the past two years against PDC with respect to personal injury, negligence or responsibility for damages or injuries relating to PDC's business and operations or for reservoir damage or obligation to redrill or work over a well.

         Section 4.15 Insurance Policies. Section 4.15 of the Disclosure Schedule contains a list of all insurance policies (specifying the insurer, the amount of coverage, the type of insurance and the policy number) covering PDC or its properties, assets, business and personnel. Such policies afford PDC coverage in such amounts and against such risks as is customary for companies engaged in the same type and scope of business as PDC. There are no special circumstances with respect to such policies or the business or operations of PDC that could reasonably be expected to lead to any liability under such insurance policies being avoided by the insurers issuing such policies or, to the best of PDC's knowledge, the premiums thereunder being increased. Except as set forth on Section 4.15 of the Disclosure Schedule, there is no claim outstanding under any such insurance policy nor to the best of PDC's knowledge are there any circumstances that are likely to give rise to such a claim. PDC is not in default with respect to any provision contained in such insurance policies, nor has it failed to give any notice or present any claim thereunder that is currently pending in a timely fashion. All such policies are in full force and effect, with all premiums due thereon to date fully paid.

         Section 4.16 Licenses and Permits; Compliance with Governmental Requirements.

                 (a) Section 4.16 of the Disclosure Schedule sets forth a true and complete list of all licenses and permits maintained by PDC, which are all the licenses and permits necessary for the conduct of PDC's business as currently conducted, except for licenses and permits the absence of which does not and will not have a Material Adverse Effect. PDC has all such licenses and permits validly issued to it and in its name, and all such licenses and permits are in full force and effect. No violations are or have been recorded in respect of such licenses or permits and no proceeding is pending or, to the best of PDC's knowledge, threatened seeking the revocation or limitation of any of such licenses or permits. The consummation of the transactions contemplated by this Agreement will not constitute a violation of any such license or permit or impair or adversely affect in any manner any such license or permit. PDC has complied in all material respects with all Governmental Requirements applicable to its business, and all Governmental Requirements with respect to the distribution and sale of products and services by it.

                 (b) Except any matters set forth in Section 4.16 of the Disclosure Schedule, no consent, approval, authorization, declaration, filing or registration with any Governmental Entity or any other Person is required to be made or obtained by PDC or the Shareholders in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         Section 4.17      No Untrue Statements.  The statements,
representations and warranties of PDC set forth in this Agreement and the Exhibits hereto and in all other documents furnished to UTI and UTI Sub and its representatives in connection herewith do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements, representations and warranties made not misleading.

         Section 4.18 Records. The books, records and minutes kept by PDC with respect to its business and assets have been kept properly in all material respects in accordance with all Governmental Requirements and contain records of all matters required to be included therein by any Governmental Requirement, and such books, records and minutes are true, accurate and complete in all material respects.

         Section 4.19      Environmental Representations and Warranties.

                 (a) PDC has not received any written notice of any investigation or inquiry by any Governmental Entity under any applicable Environmental Laws relating to the ownership or operation of the assets of PDC. PDC has not disposed of any Hazardous Material on any of the assets currently owned or leased, or that have been owned or leased, by PDC or its Affiliates or predecessor entities (the "PDC Assets") and to the best knowledge of PDC, no condition exists on any of the PDC Assets which would subject PDC or the PDC Assets to any remedial obligations under any applicable Environmental Law.

                 (b) Except where the failure to do so would not have a Material Adverse Effect on PDC, PDC has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all applicable Environmental Laws relating to the PDC Assets.

                 (c) PDC, and to the best of its knowledge, any prior owner or operator of the PDC Assets, has not caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at any site or facility owned, leased or operated by PDC or its Affiliates or used in connection with any such site or facility except in accordance with all applicable Environmental Laws or except to the extent the same would not have a Material Adverse Effect on PDC.

                 (d) None of the PDC Assets have been subject to the release of any Hazardous Materials by PDC or to the best of PDC's knowledge, by any prior owner or operator of the PDC Assets except to the extent that the same would not have a Material Adverse Effect.

                 (e) PDC has not received any notice, nor is it aware, of any proposal to amend, revoke or replace any Environmental Permit, or requiring the issuance of any additional Environmental Permit, necessary to operate the PDC Assets owned by PDC.

                 (f) PDC has not received inquiry or notice nor does PDC have any reason to suspect or believe that it will receive inquiry or notice of any actual or potential proceedings, claims, lawsuits or losses related to or arising under any Environmental Laws and related to the PDC Assets.

                 (g) PDC is not currently operating or required to be operating any of the PDC Assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

                 (h) PDC and the PDC Assets are to the best of PDC's knowledge in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under Environmental Laws except to the extent any such noncompliance would not have a Material Adverse Effect.

         Section 4.20      Brokers and Finders.  Except as set forth in Section
4.20 of the Disclosure Schedule, no broker or finder has acted for PDC in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of PDC. Section 4.20 of the Disclosure Schedule sets forth the total amount that may be owed in connection with such broker or finder's fees, if any.

         Section 4.21 No Affiliate Obligations. PDC does not have any obligations or liabilities to the Shareholders or any Affiliate of the Shareholders, except for obligations and liabilities that will be discharged in full on or prior to the Closing Date.

         Section 4.22 PDC Corporate Authority. The execution and delivery of this Agreement by PDC, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby by it, including the Merger, have been duly authorized and approved by any requisite corporate action on the part of PDC, including all necessary approvals by the Shareholders of the Merger and this Agreement. This Agreement constitutes the legal, valid and binding obligation of PDC enforceable against PDC in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                                  ARTICLE IV-B
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each Shareholder, severally and not jointly, represents and warrants to UTI pursuant to Sections 4.23 through 4.31 solely as to itself and not as to any other Shareholder, that:

         Section 4.23 No Liens. The number of shares of PDC Common Stock owned by such Shareholder is set forth beside such Shareholder's name in
Section 4.2 of the Disclosure Schedule hereto, and such Shareholder owns all of such shares of PDC Common Stock free and clear of all liabilities, liens, encumbrances, pledges, trusts, voting trusts or stockholders' agreements, equities, charges, options, conditional sale or title retention agreements, covenants, restrictions, reservations, commitments, obligations or other burdens or encumbrances of any nature whatsoever.

         Section 4.24 Effect of Agreement on Shareholders. The execution and delivery of this Agreement by such Shareholder and the consummation of the Merger and the transactions contemplated hereby will not (i) result in any breach of any of the terms or conditions of, or constitute a default under any commitment, mortgage, note, bond, debenture, deed of trust, contract, agreement, license or other instrument or obligation to which such Shareholder is now a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound or affected; (ii) result in any violation of any Governmental Requirement applicable to such Shareholder; or (iii) to the best of such Shareholders's knowledge, cause any Person who normally does business with PDC not to continue to do so on the same basis as before.

         Section 4.25      Authorization.

                 (a) Such Shareholder has all requisite legal right, power, capacity and authority to execute and deliver this Agreement and to perform fully such Shareholder's obligations hereunder. This Agreement has been duly executed by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                 (b) Except for any matters set forth in Section 4.25 of the Disclosure Schedule, no consent, approval, authorization, declaration, filing or registration with any Governmental Entity or any other Person is required to be made or obtained by such Shareholder in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         Section 4.26      No Untrue Statements.

                 (a) To the best knowledge of such Shareholder, the representations of PDC contained herein are true and correct in all material respects.

                 (b) The statements, representations and warranties of such Shareholder set forth in this Agreement and the Exhibits hereto and in all other documents furnished to UTI and UTI Sub and its representatives in connection herewith do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements, representations and warranties made not misleading.

         Section 4.27      Brokers and Finders.  Except as set forth in Section
4.27 of the Disclosure Schedule, no broker or finder has acted for such Shareholder in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of such Shareholder.

         Section 4.28 No Affiliate Obligations. PDC does not have any obligations or liabilities to such Shareholder or any Affiliate of such Shareholder, except for obligations and liabilities that will be discharged in full on or prior to the Closing Date.

         Section 4.29 Indebtedness and Agreements. Immediately subsequent to the Effective Time, the Surviving Corporation will have no indebtedness outstanding that is payable to such Shareholder or any of its Affiliates, except for benefits pursuant to Benefit Plans listed on the schedules hereto. Immediately subsequent to the Effective Time, except for this Agreement and agreements contemplated hereby, there will be no agreements, contracts, leases, arrangements or other understandings (either written or oral) between such Shareholder and the Surviving Corporation, except for benefits pursuant to Benefit Plans listed on the schedules hereto.

         Section 4.30 Individual Shareholder. Such Shareholder is a natural person and is not a foreign person within the meaning of Code Section 1445.


                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF UTI AND UTI SUB

         Each of UTI and UTI Sub represents and warrants to PDC and the Shareholders that:

         Section 5.1 Due Incorporation and Qualification. UTI is a corporation duly organized and validly existing under Delaware law and has all requisite power to carry on its business as now being conducted. UTI Sub is a corporation duly organized and validly existing under Texas law. UTI and UTI Sub are each qualified to do business in each other jurisdiction in which its failure to so qualify would have a Material Adverse Effect on UTI or UTI Sub or the ability of UTI or UTI Sub to perform the transactions contemplated by this Agreement.

         Section 5.2       Performance of Agreement.

                 (a) Each of UTI and UTI Sub has all necessary corporate power and authority to enter into and carry out the transactions contemplated by this Agreement.

                 (b) Each of UTI's and UTI Sub's execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of UTI and UTI Sub, as applicable.

                 (c) The execution and delivery of this Agreement by each of UTI and UTI Sub, and the consummation of the Merger and the transactions contemplated hereby, will not (i) violate any provision of its certificate of incorporation or bylaws, (ii) result in a breach of the terms or conditions of any material agreement or instrument to which it is a party or by which any of its properties or assets may be bound, (iii) result in any violation of any Governmental Requirement applicable to it other than in respect of clauses (ii) and (iii), violations that would not have a Material Adverse Effect on UTI or UTI Sub.

                 (d) Except any matters set forth in Section 5.2 of the Disclosure Schedule, no consent, approval, authorization, declaration, filing or registration with any Governmental Entity or any other Person is required to be made or obtained by UTI or UTI Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                 (e) This Agreement is the valid and binding agreement of UTI and UTI Sub, enforceable against UTI and UTI Sub in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity.

                 (f) There are no suits, actions, claims, inquiries, investigations or legal, administrative or arbitration proceedings involving UTI or UTI Sub or in which UTI or UTI Sub is engaged or that are pending or, to the best of UTI's or UTI Sub's knowledge, threatened that question the validity or legality of the transactions contemplated hereby, and to the best knowledge of UTI and UTI Sub, no basis or grounds for any such suit, action, claim, inquiry, investigation or proceeding exists.

         Section 5.3 Brokers and Finders. No agent, broker, investment banker, person or firm acting on behalf of UTI or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Shareholders in connection with any of the transactions contemplated hereby.

         Section 5.4 Tax Matters. Except for liabilities or obligations incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, UTI Sub has not incurred any liabilities or obligations, engaged in any business or activities, or entered into any agreements or arrangements, in each case of any type or kind whatsoever. Furthermore, UTI Sub has no assets other than $1,000 in consideration received upon its initial capitalization. UTI Sub was formed for the sole purpose of entering into this

Agreement and consummating the transactions contemplated hereby. UTI will not make an election under Section 338 of the Code with respect to its acquisition of PDC.


                                   ARTICLE VI

                            [INTENTIONALLY OMITTED]


                                  ARTICLE VII
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF PDC
                              AND THE SHAREHOLDERS

         The obligations of PDC and the Shareholders to close the transactions contemplated herein are subject to satisfaction of the conditions set out in this Article VII at or before the Closing Date.

         Section 7.1       Opinion of Counsel.

                 (a) PDC shall have received the opinion of counsel to UTI and UTI Sub dated the Closing Date, substantially in the form of Exhibit 7.1.

                 (b) The Shareholders shall have received a written opinion from Thompson & Knight, P.C. in form reasonably satisfactory to such parties (the "Tax Opinion"), to the effect that the Merger will not give rise to recognition of gain or loss to PDC. In rendering the Tax Opinion, such counsel shall be entitled to rely upon representations of the Shareholders as well as officers of PDC, UTI and UTI Sub reasonably satisfactory in form and substance to such counsel.

         Section 7.2       Performance and Obligations of UTI and UTI Sub.

                 (a) All of the terms and conditions of this Agreement to be complied with and performed by UTI and/or UTI Sub at or before the Closing Date shall have been complied with and performed in all material respects, and the representations and warranties made by UTI and/or UTI Sub in this Agreement shall be correct in all material respects.

                 (b) Each of UTI and UTI Sub shall have delivered to PDC a certificate, in the form contemplated by Section 9.2(d).

                 (c) Each of UTI and UTI Sub shall have complied on or before the Closing Date in all material respects with each of its covenants or agreements contained in this Agreement to be performed on or before the Closing Date.

         Section 7.3 Governmental Approvals; Absence of Litigation. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits PDC and the Shareholders from consummating the transactions contemplated hereby and no suit, action, investigation or other proceeding by any third party or

Governmental Entity shall have been instituted or threatened seeking to enjoin, restrain or prohibit UTI, UTI Sub, PDC or the Shareholders from consummating the transactions contemplated hereby or to obtain substantial damages in respect thereof, or which is related to or arises out of this Agreement and the transactions contemplated hereby and which, in the reasonable judgment of PDC, would make it inadvisable to consummate such transactions.

         Section 7.4 Employment Agreements. UTI and the Surviving Corporation shall have executed employment agreements (the "Employment Agreements") with Ray Peterson and Leroy Peterson in the forms attached hereto as Exhibit 7.4.

         Section 7.5 Non-Compete Payments. UTI shall have delivered to Ray Peterson and Leroy Peterson the amounts (the "Non-Compete Payments") set forth in Section 7.5 to the Disclosure Schedule.

         Section 7.6 Stock Option Agreements. UTI shall have executed stock option agreements (the "Stock Option Agreements") with each of Ray Peterson and Leroy Peterson in the forms attached hereto as Exhibit 7.6.


                                  ARTICLE VIII
             CONDITIONS PRECEDENT TO OBLIGATIONS OF UTI AND UTI SUB

         The obligations of UTI and UTI Sub to close the transactions contemplated herein are subject to satisfaction of the conditions set out in this Article VIII at or before the Closing Date.

         Section 8.1 Absence of Litigation. No suit, action or other proceeding by a third party or Governmental Entity shall have been instituted or threatened before any Governmental Entity seeking to enjoin, restrain or prohibit the consummation of this Agreement or the transactions contemplated hereby, or to obtain substantial damages in respect thereof, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby, and which, in the reasonable judgment of UTI, would make it inadvisable to consummate such transactions.

         Section 8.2 Opinion of Counsel. UTI shall have received the opinion of counsel to PDC and the Shareholders, dated the Closing Date, substantially in the form of Exhibit 8.2.

         Section 8.3       Performance and Obligations of PDC and the
Shareholders.

                 (a) All of the terms and conditions of this Agreement to be complied with and performed by PDC and the Shareholders at or before the Closing Date shall have been complied with and performed in all material respects, and the representations and warranties made by PDC and the Shareholders in this Agreement shall be correct in all material respects.

                 (b) The Shareholders and PDC shall have delivered to UTI a certificate, substantially in the form contemplated by Section 9.3(e).

         Section 8.4 Governmental Approvals. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits UTI from consummating the transactions contemplated hereby.

         Section 8.5 Consents. All consents, approvals, authorizations, exemptions and waivers set forth in Section 4.16 of the Disclosure Schedule shall been obtained and be effective and all other consents, approvals, authorizations, exceptions and waivers from third persons that shall be required in order to enable PDC and the Shareholders to consummate the transactions contemplated hereby shall have been obtained.


                                   ARTICLE IX
                                    CLOSING

         Section 9.1 Place of Closing and Closing Date. The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas, subject to the satisfaction of the conditions precedent stated in Articles VII and VIII on the date hereof, or such other place or date as may be mutually agreed.

         Section 9.2 Closing Deliveries by UTI and UTI Sub. At the Closing, UTI and/or UTI Sub, as applicable, shall deliver to PDC and the Shareholders as provided in Articles III and VIII the following:

                 (a)       the Cash Consideration;

                 (b)       the executed Opinion of Counsel described in Section
7.1(a);

                 (c)       (Intentionally Omitted)

                 (d) a certificate executed by the Secretary (or Assistant Secretary), of UTI and UTI Sub dated as of the Closing Date, (i) attaching the resolutions authorizing the Merger under this Agreement adopted by the Board of Directors of UTI and UTI Sub and certifying the continued effectiveness of such resolutions, and (ii) presenting the incumbency and representative signatures of the officers executing this Agreement on behalf of UTI and UTI Sub, as the case may be;

                 (e)       the Employment Agreements;

                 (f)       the Non-Compete Payments;

                 (g)       the Stock Option Agreements;

                 (h)       the Indemnity Escrow Agreement provided for in
Article XIII; and.

                 (i) UTI shall deliver the Escrowed Consideration to the escrow agent under the Indemnity Escrow Agreement to be held and distributed in accordance with such agreement.

         Section 9.3 Closing, Deliveries by PDC and the Shareholders. At the Closing, PDC and the Shareholders shall deliver to UTI the following:

                 (a) certificates evidencing the Shares for cancellation or an acceptable affidavit of lost stock certificate;

                 (b) a certificate of good standing for PDC issued by the Texas Secretary of State and a certificate of existence and good standing (including as to tax status) in each jurisdiction listed on Section 3.1 of the Disclosure Schedule, in each case and dated as of a date no more than ten (10) days prior to the Closing Date;

                 (c)       the executed Opinion of Counsel described in Section
8.2;

                 (d)       (Intentionally Omitted)

                 (e) a certificate executed by the Secretary (or Assistant Secretary) of PDC dated as of the Closing Date stating that PDC has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and presenting the authority of the officers executing this Agreement on behalf of PDC; and

                 (f)       the Employment Agreements.

         Section 9.4 Employment Agreements and Stock Option Agreements. At the Closing, UTI or the Surviving Corporation, Ray Peterson and Leroy Peterson shall execute the Employment Agreements and Ray Peterson, Leroy Peterson and UTI shall execute the Stock Option Agreements.


                                   ARTICLE X
                                  TERMINATION

                            [Intentionally Omitted]


                                   ARTICLE XI
                      OBLIGATIONS OF PARTIES AFTER CLOSING

         Section 11.1 Post-Closing Confidentiality. After the Closing, the Shareholders and their Affiliates shall maintain as confidential information all material, non-public information in their possession regarding PDC or its business or assets, and shall not disclose any of such information to any Person except as may be required to comply with any Governmental Requirement.

         Section 11.2 Cooperation Regarding Financial Information. The Shareholders, if requested by UTI and at UTI's expense, shall cooperate and assist Ernst & Young LLP or other accounting firm designated by UTI (the "Accountants") in preparing such audited financial statements of PDC that UTI may reasonably require in order to permit UTI to timely file a Current Report Form 8-K with the Commission in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder in connection with the transactions contemplated hereby and to comply with any financial statement requirements with respect to PDC applicable to UTI under the Securities Exchange Act of 1934, as amended, the Securities Act and the rules and regulations thereunder. If requested by UTI and at UTI's expense, the Shareholders shall use reasonable good faith efforts to cause William L. Pendleton to assist the Accountants in delivering such audited financial statements to UTI within ten business days prior to the date that UTI is required to file such financial statements with the Commission in connection with such obligations. The Shareholders shall cause William L. Pendleton to provide UTI with access to such firm's work papers in support of any accounting or auditing work performed by Ernst & Young LLP in respect of PDC. At UTI's expense, the Shareholders will cooperate with and assist UTI in preparing, and, if requested, shall use reasonable efforts to cause William L. Pendleton to cooperate with, and assist the Accountants in preparing, such other audited financial statements for PDC as may be specified by UTI.

         Section 11.3 Covenant Not to Compete With the Business. In consideration for the receipt of the Non-Compete Payments and to induce UTI to effect the Merger, Ray Peterson and Leroy Peterson (the "Non-Compete Parties"), effective as of the Closing Date, for a period of three years hereafter in all jurisdictions other than Louisiana, which shall be applicable for two years only, he will not, and will cause each of his Affiliates to not, without the consent of UTI, directly or indirectly, provide contract land drilling services in the States of Texas, Oklahoma and New Mexico and in all parishes in Louisiana, except for the account of UTI and its Affiliates. Each Non-Compete Party acknowledges that a remedy at law for any breach or attempted breach of this Section 11.3 will be inadequate and further agrees that any breach of this
Section 11.3 will result in irreparable harm to UTI and Surviving Corporation and, accordingly, UTI and Surviving Corporation shall, in addition to any other remedy that may be available to any of them, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Each Non-Compete Party acknowledges that this covenant not to compete is being provided as an inducement to UTI to pay the Non-Compete Payments and to enter into the Merger, and that this Section 11.3 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of UTI, UTI Sub and PDC. Whenever possible, each provision of this Section 11.3 shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Section 11.3 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 11.3. If any provision of this Section 11.3 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 11.3 but shall be confined in its operation to the provision of this Section 11.3 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 11.3 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.


                                  ARTICLE XII
                       NATURE OF STATEMENTS AND SURVIVAL

         Section 12.1 Representations and Warranties. The several representations and warranties of the parties shall survive the execution and delivery of this Agreement and the Closing and shall remain in full force and effect for a period beginning on the date hereof and ending 18 months following the Closing Date, with the following exceptions:

                 (a) except as provided in (b) below, the Extended Representations shall survive the execution and delivery of this Agreement and the Closing and shall remain in full force and effect without limitation as to time; and

                 (b) the representations and warranties set forth in Sections 4.8 (Taxes) shall survive the execution and delivery of this Agreement and the Closing and shall remain in full force and effect for a period beginning on the date hereof and ending on the day after the expiration of all applicable statutes of limitations, including any and all extensions thereof.

The period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the "Survival Period".

         Section 12.2 Effect of Survival. The several representations and warranties made herein by each party shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under Article XIII may be made thereon) if a written notice asserting the claim shall have been given within the Survival Period to the party that made the representation or warranty. Any claim for indemnification made during the Survival Period shall be valid, and the representations and warranties relating thereto shall remain in effect for purposes of that indemnification notwithstanding the fact that the claim may not be resolved within the Survival Period.

         Section 12.3 Effect of Investigation. All representations, warranties, covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with this Agreement or the Closing or otherwise in connection with the transactions contemplated hereby.

         Section 12.4 Survival of Covenants and Agreements. The covenants and agreements entered into pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing without limitation.



                                  ARTICLE XIII
                                INDEMNIFICATION

         Section 13.1 General Indemnity by the Shareholders. Each Shareholder, severally (except to the extent of the Escrowed Consideration, for which indemnification will be joint and several) covenants and agrees that such Shareholder will indemnify, hold harmless and defend UTI and UTI Sub and their respective officers, directors, employees, agents, representatives and Affiliates and successors and assigns (collectively, the "UTI Indemnified Parties"), at all times from and after the Closing Date, from and against any and all Damages of or to any of UTI Indemnified Parties that may now or in the future be paid, incurred or suffered by any UTI Indemnified Party or asserted against any UTI Indemnified Party by any Person resulting or arising from or incurred in connection with any one or more of the following:

                 (a)       any Shareholder Liabilities;

                 (b) any obligation, liability or claim for liability (whether in contract, in tort, or otherwise, and whether or not successful) of PDC to any Affiliate of such Shareholder to the extent such obligation, liability or claim arises in connection with any action, omission or event occurring on or prior to the Closing Date or relates to any agreement or commitment in existence on the Closing Date;

                 (c) any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of any party hereto other than UTI or UTI Sub under this Agreement or from any misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to UTI pursuant to the terms of this Agreement; and

                 (d) all Environmental Liabilities imposed against UTI, UTI Sub or PDC, based upon, arising from or related to any conditions, events, circumstances, facts, activities, practices, incidents, actions or omissions occurring or existing on or prior to the Closing Date at, on, under, about, or within any PDC Asset regardless of whether such Environmental Liabilities on the Closing Date are known, unknown, disclosed, undisclosed, fixed or contingent, or whether such Environmental Liabilities relate to on-site or off-site Environmental Conditions; provided however, notice of such indemnification claim under this subsection (d) must be given to the Shareholder Representative on or before 18 months from the date hereof.

         Section 13.2 General Indemnity by UTI. UTI covenants and agrees that it will indemnify, hold harmless and defend the Shareholders and their representatives and Affiliates (collectively, the "Shareholders Indemnified Parties"), at all times from and after the Closing Date, from and against any and all Damages that may now or in the future be paid, incurred or suffered by any Shareholder Indemnified Party or asserted against any Shareholder Indemnified Party by any Person resulting or arising from or incurred in connection with any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of UTI or UTI Sub under this Agreement or from any misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to PDC or the Shareholders pursuant to the terms of this Agreement (excluding in each case all liabilities and obligations for which the Shareholders have agreed to indemnify UTI Indemnified Parties pursuant to
Section 13.1 above).

         Section 13.3 Indemnification Basket; Limitation; Effect of Materiality Qualifiers; Pro Rata Obligation.

                 (a) There shall be no indemnification for a breach of a representation or warranty recoverable against a party obligated to provide indemnification therefor under this Article XIII or indemnification pursuant to
Section 13.1(d) until the Damages for which indemnification is sought from such party (for this purpose, the Shareholders shall be deemed a single party) exceed $100,000 in the aggregate (the "Basket Amount"), and once all such Damages exceed the Basket Amount, such party shall be obligated to the other party for any and all such Damages exceeding the Basket Amount. In addition, each Shareholder's indemnification obligation shall be limited to an amount equal to his or her Proportionate Share of $10,000,000.

                 (b) Any claim for indemnification with respect to a representation or warranty breach or inaccuracy must be made within the Survival Period applicable to the representation or warranty subject to indemnification. Any claim for indemnification that is made during the applicable period for making such claim shall remain in effect for purposes of such indemnification and all matters relating to such claim, including counterclaims and other claims arising out of or relating to the same general matter, notwithstanding such claim may not be resolved within the Survival Period.

                 (c) On the Closing Date, UTI shall deposit the Escrowed Consideration with an escrow agent to be held in escrow (the "Indemnity Escrow") for a period of 18 months after the Closing Date pursuant to the terms of an Escrow Agreement to be entered into among the Shareholders, UTI and such escrow agent in substantially the form of Exhibit 13.3 hereto (the "Indemnity Escrow Agreement"). Notwithstanding any other provisions of this Article XIII to the contrary, each Shareholder's liability with respect to indemnification pursuant to Section 13.1 (as limited by Section 13.3) shall first be satisfied from the Indemnity Escrow. On the date that is 18 months after the Closing Date, (i) an amount equal to the unresolved or disputed portion of any existing claim for indemnification made by a UTI Indemnified Party shall remain in the Escrow until finally resolved by the parties, (ii) an amount equal to the undisputed portion of any such claim shall be paid from the Escrow to the applicable UTI Indemnified Parties and (iii) any remaining amounts of the Escrowed Consideration shall be distributed to the Shareholders in accordance with the Escrow Agreement. Upon distribution of amounts from the Escrow to the Shareholders, UTI shall pay to the Shareholders an amount of interest on such distributed amount from the Closing Date to the date of payment using an annual rate of interest equal to the short term Applicable Federal Rate (as defined in Section 1274 of the Code) as in effect on the Closing Date (any such payment referred to as the "Additional Escrow Payment"). The parties agree that all income earned on the Indemnity Escrow shall be the property of UTI.

                 (d) For purposes of determining the right of a party to make a claim for indemnification for a breach of representation or warranty under Sections 13.1 and 13.2, all representations and warranties that have been made subject to a materiality or dollar qualification (including any Material Adverse Effect) shall be deemed to have been made without that qualification, it being understood and agreed that the thresholds provided for under Section 13.3(a) are intended to be the only materiality qualification for such matters for purposes of indemnification.

         Section 13.4 Waiver of Contribution. Any claim for indemnification made by any UTI Indemnified Party pursuant to Article XIII shall be asserted against the Shareholders and their successors and assigns. Such Shareholder hereby expressly acknowledges and agrees that such Shareholder shall be liable and responsible therefor to the extent provided in Article XIII and that it shall not seek or receive indemnification or contribution from PDC with respect to such claim for indemnification.

         Section 13.5 Adjustment for Insurance. The amount of any liabilities for which an indemnitor may be liable pursuant to this Article 13 shall be calculated net of any amount of insurance proceeds actually received by indemnitee with respect to such liability.

         Section 13.6 Notice of Claim. Each party agrees that upon its discovery of facts giving rise to a claim by it for indemnity under the provisions of this Agreement, (such facts being referred to herein as an "Indemnity Claim"), it will give prompt notice thereof in writing to the party from which indemnity may be sought, together with a statement of such information regarding the Indemnity Claim as it shall then have, provided that any delay in giving or failure to give such notice shall not limit any indemnified party's rights to indemnity hereunder except to the extent that the indemnifying party is shown to have been prejudiced by such delay or failure.

         Section 13.7 Right to Participate in Defense. With respect to any Indemnity Claim related to third party claims or liabilities as to which an indemnified party seeks indemnity hereunder, the indemnified party shall provide the indemnifying party with the opportunity to assume the defense of such third party claim or liability with counsel of the indemnifying party's choice and at the indemnifying party's cost and expense. Each of the indemnified party and the indemnifying party shall reasonably cooperate with the other and its representatives and counsel in any dispute or defense related to any third party claim or liability for which indemnity is sought under the terms of this Agreement. Such cooperation shall include, without limitation, taking reasonable efforts to make employees and other individuals associated with UTI and PDC available to the indemnifying party as well as making records and other information within the control of the indemnified party available to the indemnifying party on a reasonable basis.


                                  ARTICLE XIV
                                    RELEASE

         Section 14.1      Release.

                 (a) AS OF THE CLOSING DATE, EACH SHAREHOLDER DOES HEREBY FOR HIMSELF AND HIS SUCCESSORS AND ASSIGNS REMISE, RELEASE, ACQUIT AND FOREVER DISCHARGE UTI, UTI SUB AND THEIR RESPECTIVE AFFILIATES AND PDC, AND THEIR SUCCESSORS AND ASSIGNS, OF AND FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION AND OBLIGATIONS OF EVERY NATURE WHATSOEVER, LIQUIDATED OR UNLIQUIDATED, KNOWN OR UNKNOWN, MATURED OR UNMATURED, FIXED OR CONTINGENT, THAT THE SHAREHOLDER OR HIS AFFILIATES NOW HAS, OWNS OR HOLDS OR HAS AT ANY TIME PREVIOUSLY HAD, OWNED OR HELD AGAINST PDC, INCLUDING WITHOUT LIMITATION ALL LIABILITIES CREATED AS A RESULT OF THE NEGLIGENCE, GROSS NEGLIGENCE AND WILLFUL ACTS OF PDC AND ITS EMPLOYEES AND AGENTS, OR UNDER A THEORY OF STRICT LIABILITY, EXISTING AS OF THE CLOSING DATE OR RELATING TO ANY ACTION, OMISSION OR EVENT OCCURRING ON OR PRIOR TO THE CLOSING DATE; PROVIDED, HOWEVER, THAT ANY CLAIMS, LIABILITIES, DEBTS OR CAUSES OF ACTION THAT MAY ARISE IN CONNECTION WITH THE FAILURE OF ANY OF THE PARTIES HERETO TO PERFORM ANY OF THEIR OBLIGATIONS HEREUNDER OR UNDER ANY OTHER AGREEMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR FROM ANY BREACHES BY ANY OF THEM OF ANY REPRESENTATIONS OR WARRANTIES HEREIN OR IN CONNECTION WITH ANY OF SUCH OTHER AGREEMENTS SHALL NOT BE RELEASED OR DISCHARGED PURSUANT TO THIS AGREEMENT.

                 (b) Each Shareholder represents and warrants that it has not previously assigned or transferred, or purported to assign or transfer, to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released herein. Each Shareholder covenants and agrees that such Shareholder will not assign or transfer to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations to be released herein. Each Shareholder represents and warrants that such Shareholder has read and understands all of the provisions of this Section 14.1 and that it has been represented by legal counsel of its own choosing in connection with the negotiation, execution and delivery of this Agreement.

                 (c) EXPRESS NEGLIGENCE. THE RELEASE PROVIDED BY THE SHAREHOLDERS PURSUANT TO THIS SECTION 14.1 SHALL APPLY NOTWITHSTANDING SUCH MATTER FOR WHICH RELEASE IS PROVIDED MAY RELATE TO THE ORDINARY SOLE OR CONTRIBUTORY NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR VIOLATION OF LAW BY A RELEASED PARTY, INCLUDING PDC, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, AND FOR LIABILITIES BASED ON THEORIES OF STRICT LIABILITY, AND SHALL BE APPLICABLE WHETHER OR NOT NEGLIGENCE OF SUCH RELEASED PARTY IS ALLEGED OR PROVEN, IT BEING THE INTENTION OF THE PARTIES TO RELEASE SUCH RELEASED PARTY FROM AND AGAINST

ITS ORDINARY SOLE AND CONTRIBUTORY NEGLIGENCE AND GROSS NEGLIGENCE AS WELL AS LIABILITIES BASED ON THE WILLFUL ACTIONS OR OMISSIONS OF THE RELEASED PARTY AND LIABILITIES BASED ON THEORIES OF STRICT LIABILITY.


                                   ARTICLE XV
                                 MISCELLANEOUS

         Section 15.1 Binding Agreement. All the provisions, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns. No party hereto may assign any of its interest herein without the written consent of the other party (which consent will not be unreasonably withheld), provided that UTI may assign its rights under this Agreement to an Affiliate without any requirement for such consent, but such assignment shall not release UTI of its obligations under this Agreement if such obligations are not performed by the assignee.

         Section 15.2 Notices. All notices, requests, waivers and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon receipt by personal delivery, messenger delivery, first-class mail or telecopier, at the addresses set forth below (or at such other address for a party as such party shall specify by like notice):

         --if to the Shareholders:    Ray Peterson
                                      306 West Wall
                                      Suite 1400
                                      Midland, TX 79701
                                      Telecopier: (915) 686-8413

         with copies to:              Thompson & Knight, P.C.
                                      1700 Pacific Avenue, Suite 3300
                                      Dallas, TX 75201
                                      Attention:  David L. Emmons
                                      Telecopier:  (214) 969-1751

         --if to UTI, to:             UTI Energy Corp.
                                      President
                                      Houston, Texas 77060
                                      Attention:  Vaughn E. Drum
                                      Telecopier No.:  (281) 873-4141

         with copies to:              Fulbright & Jaworski L.L.P.
                                      1301 McKinney
                                      Houston, Texas 77010
                                      Attention:  Curtis W. Huff
                                      Telecopier No.: (713) 651-5246

         Section 15.3 Shareholders Representative. Each of the Shareholders hereby irrevocably appoints the Shareholders Representative to be the representatives of the Shareholders following the Closing Date in any matter arising out of this Agreement. For any matter in which UTI is entitled to rely on or otherwise deal with the Shareholders, UTI shall be entitled to communicate solely with the Shareholder Representative and shall be entitled to rely on any such communications as being the desire and will of the Shareholders. [Except with respect to notices required under Article XIII], notice delivered to the Shareholder Representative in accordance with Section
15.2 hereof shall be deemed to be notice to all of the Shareholders.

         Section 15.4 Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, written and oral, among the parties hereto with respect to the subject matter hereof.

         Section 15.5 Expenses. Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own counsel and accountants).

         Section 15.6 Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule or law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         Section 15.7 Waivers. The failure of any party at any time to require performance of any provision hereof shall not affect its right later to require such performance. No waiver in any one or more instances shall (except as otherwise stated therein) be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any condition or breach of any other term, covenant, representation or warranty.

         Section 15.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         Section 15.9 Headings. The headings preceding the text of articles and sections of this Agreement are for convenience only and are not part of this Agreement.

         Section 15.10 Applicable Law. This Agreement is governed by and shall be construed and enforced in accordance with the internal laws of the State of Texas.

         Section 15.11 Construction of Agreement. This Agreement constitutes a negotiated agreement among the parties and the fact that one party or the other shall have drafted a particular provision or provisions shall not be material in the construction of any provision. All Exhibits referred to in the Agreement are a part of the Agreement.

         Section 15.12 References to Articles, Sections and Exhibits. Unless the context otherwise requires, all references herein to Articles, Sections and Exhibits shall be to the Articles, Sections and Exhibits of and to this Agreement.





                       SIGNATURES BEGIN ON FOLLOWING PAGE

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                  UTI ENERGY CORP.



                                  By: /s/ VAUGHN E. DRUM
                                     -----------------------------------------
                                  Name: VAUGHN E. DRUM
                                       ---------------------------------------
                                  Title: PRESIDENT & CEO
                                        --------------------------------------




                                  PETERSON DRILLING COMPANY



                                  By: /s/ RAY PETERSON
                                     -----------------------------------------
                                  Name: Ray Peterson
                                       ---------------------------------------
                                  Title: President
                                        --------------------------------------



                                  SHAREHOLDERS


                                  /s/ MAVA M. PETERSON
                                  --------------------------------------------
                                  NAME     MAVA M. PETERSON


                                  /s/ CALVIN WAYNE OSBORN
                                  --------------------------------------------
                                  NAME     CALVIN WAYNE OSBORN


                                  /s/ ALAN J. WORTH
                                  --------------------------------------------
                                  NAME     ALAN J. WORTH


                                  /s/ LARRY N. CRAVENS
                                  --------------------------------------------
                                  NAME     LARRY N. CRAVENS


                                  /s/ R.C. WALLACE
                                  --------------------------------------------
                                  NAME     R.C. WALLACE

                                  /s/ KENNETH C. CHISUM SR.
                                  --------------------------------------------
                                  NAME     KENNETH C. CHISUM SR.


                                  /s/ RUSSELL D. ROBERTS
                                  --------------------------------------------
                                  NAME     RUSSELL D. ROBERTS


                                  /s/ LONNIE WELLS
                                  --------------------------------------------
                                  NAME     LONNIE WELLS


                                  /s/ CHARLES GRAHAM
                                  --------------------------------------------
                                  NAME     CHARLES GRAHAM


                                  /s/ TROY H. GREAVES
                                  --------------------------------------------
                                  NAME     TROY HUGH GREAVES


                                  /s/ THOMAS A. DUGAN
                                  --------------------------------------------


                                  /s/ MARY E. DUGAN
                                  --------------------------------------------
                                  NAME     THOMAS A. DUGAN & MARY E. DUGAN,
                                  TRUSTEES OF THE THOMAS A. DUGAN & MARY E.
                                  DUGAN REVOCABLE TRUST


                                  /s/ ROSSON GROVER KILLINGSTAD
                                  --------------------------------------------
                                  NAME     ROSSON GROVER KILLINGSTAD


                                  ROSALIND TAYLOR KILLINGSTAD TRUST U/A 12/24/91

                                  By: /s/ ROSSON GROVER KILLINGSTAD
                                      -----------------------------------------
                                  NAME     ROSSON GROVER KILLINGSTAD, TRUSTEE


                                  ARDEN KAPPS KILLINGSTAD TRUST U/A 03/29/88


                                  By: /s/ ROSSON GROVER KILLINGSTAD
                                      -----------------------------------------
                                  NAME     ROSSON GROVER KILLINGSTAD, TRUSTEE

                                  /s/ ROBERT M. GARST, JR.
                                  --------------------------------------------
                                  NAME     ROBERT M. GARST, JR.


                                  /s/ JULIE SONNEN CHAMBERS
                                  --------------------------------------------
                                  NAME     JULIE SONNEN CHAMBERS


                                  /s/ J.W. BULLION
                                  --------------------------------------------
                                  NAME     J.W. BULLION


                                  /s/ GLENN S. BRANT
                                  --------------------------------------------
                                  NAME     GLENN S. BRANT


                                  /s/ ROBERT M. GARST
                                  --------------------------------------------
                                  NAME     ROBERT M. GARST


                                  /s/ BYRON H. GREAVES
                                  --------------------------------------------
                                  NAME     BYRON H. GREAVES


                                  /s/ ARDEN R. GROVER MANAGING GENL PART.
                                  --------------------------------------------
                                  NAME     GROVER FAMILY L.P.


                                  /s/ ROSALIND  R. GROVER
                                  --------------------------------------------
                                  NAME     ROSALIND R. GROVER


                                  /s/ WILLIAM L. PENDLETON
                                  --------------------------------------------
                                  NAME     WILLIAM L. PENDLETON


                                  /s/ MARLIN RAY PETERSON
                                  --------------------------------------------
                                  NAME     MARLIN RAY PETERSON


                                  /s/ JUDITH GARST BROWN
                                  --------------------------------------------
                                  NAME     JUDITH GARST BROWN


                                  /s/ MARTIN LEROY PETERSON
                                  --------------------------------------------
                                  NAME     MARTIN LEROY PETERSON

                                  /s/ ALICE A. KEEL
                                  --------------------------------------------
                                  NAME     ALICE A. KEEL


                                  1997 ADG EXEMPT TRUST

                                  By: /s/ JOHN J. CHRISTMANN III P.O.A.
                                      ----------------------------------------
                                  NAME     JOHN J. CHRISTMANN, III, POA


                                  1997 CDC EXEMPT TRUST

                                  By: /s/ CHARLES DONALD CHRISTMANN
                                      ----------------------------------------
                                  NAME     CHARLES DONALD CHRISTMANN, TRUSTEE


                                  1997 JJC EXEMPT TRUST

                                  By: /s/ JOHN J. CHRISTMANN III
                                      ----------------------------------------
                                  NAME     JOHN J. CHRISTMANN, III, TRUSTEE


                                  1997 ALS EXEMPT TRUST

                                  By: /s/ JOHN J. CHRISTMANN III P.O.A.
                                      ----------------------------------------
                                  NAME     JOHN J. CHRISTMANN, III, POA

                                  PDC ACQUISITION COMPANY



                                  By: /s/ VAUGHN E. DRUM
                                     -----------------------------------------
                                  Name: VAUGHN E. DRUM
                                       ---------------------------------------
                                  Title: PRESIDENT
                                        --------------------------------------





                                      -41-